ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 13

INSURED BOND NUMBER

OFI Global Asset Management, Inc. 87106112B

EFFECTIVE DATE BOND PERIOD AUTHORIZED REPRESENTATIVE

December 12, 2012 to December 12, 2013 /S/ Catherine Dalton

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the name of the Insured identified in Item 1 of the Declarations, Name of Insured, as

FUND NAME	EFFECTIVE DATE
OFI Institutional Asset Management, Inc. is changed to: OFI Global Institutional, Inc.	May 1, 2013
OFI Trust Company is changed to: OFI Global Trust Company	May 1, 2013
OppenheimerFunds, Inc. Capital Accumulation Plan is changed to: OFI Global Retirement Savings Plan	January 1, 2013
OppenheimerFunds, Inc. Deferred Compensation Plan is changed to: OFI Global Deferred Compensation Plan & Plan II	January 1, 2013
Oppenheimer AMT-Free New York Municipals is changed to: Oppenheimer Rochester AMT-Free New York Municipal Fund	January 28, 2013

FUND NAME	EFFECTIVE DATE
o Oppenheimer Limited Term Municipal Fund, a series fund of: Oppenheimer Municipal Fund is changed to: o Oppenheimer Rochester Limited Term Municipal Fund, a series fund of: Oppenheimer Municipal Fund	January 28, 2013

o       Oppenheimer Balanced Fund/ VA, a series fund consisting of:

Oppenheimer Variable Account Funds

is changed to:

o       Oppenheimer Capital Income Fund/ VA, a series fund of:

Oppenheimer Variable Account Funds

April 30, 2013
o Oppenheimer Global Securities Fund/ VA, a series fund of: Oppenheimer Variable Account Funds is changed to: o Oppenheimer Global Fund/ VA, a series fund of: Oppenheimer Variable Account Funds	April 30, 2013

o       Oppenheimer Main Street Small- & Mid-Cap Fund/ VA, a series fund of:

Oppenheimer Variable Account Funds

is changed to:

o       Oppenheimer Main Street Small Cap Fund/ VA, a series fund of:

Oppenheimer Variable Account Funds

April 30, 2013

o       Oppenheimer Small- & Mid-Cap Growth Fund/ VA, a series fund of:

Oppenheimer Variable Account Funds

is changed to:

o       Oppenheimer Discovery Mid Cap Growth Fund/ VA, a series fund of:

Oppenheimer Variable Account Funds

April 30, 2013

FUND NAME	EFFECTIVE DATE
o Oppenheimer Value Fund/ VA, a series fund of: Oppenheimer Variable Account Funds is changed to: o Oppenheimer Equity Income Fund/ VA, a series fund of: Oppenheimer Variable Account Funds	April 30, 2013
Rochester Fund Municipals is changed to: Oppenheimer Rochester Fund Municipals	March 28, 2013

o       Limited Term New York Municipal Fund, a series fund of:

Rochester Portfolio Series

is changed to:

o       Oppenheimer Rochester Limited Term New York Municipal Fund, a series fund of:

Rochester Portfolio Series

March 28, 2013

o       Oppenheimer SteelPath MLP Alpha Fund

o       Oppenheimer SteelPath MLP Alpha Plus Fund

o       Oppenheimer SteelPath MLP and Infrastructure Debt Fund

o       Oppenheimer SteelPath MLP Income Fund

o       Oppenheimer SteelPath MLP Select 40 Fund, each a series fund of:

SteelPath MLP Funds Trust

is changed to:

o       Oppenheimer SteelPath MLP Alpha Fund

o       Oppenheimer SteelPath MLP Alpha Plus Fund

o       Oppenheimer SteelPath MLP and Infrastructure Debt Fund

o       Oppenheimer SteelPath MLP Income Fund

o       Oppenheimer SteelPath MLP Select 40 Fund, each a series fund of:

Oppenheimer SteelPath MLP Funds Trust

January 23, 2013

as of the effective dates indicated.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 14

INSURED BOND NUMBER

OFI Global Asset Management, Inc. 87106112B

EFFECTIVE DATE BOND PERIOD AUTHORIZED REPRESENTATIVE

May 17, 2013 December 12, 2012 to December 12, 2013 /S/ Catherine Dalton

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

Oppenheimer Main Street Small Cap Fund

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.